Exhibit 99

TI reports 2Q16 financial results and shareholder returns

Conference call on TI website at 4:30 p.m. Central time today

www.ti.com/ir

DALLAS (July 25, 2016) – Texas Instruments Incorporated (TI) (NASDAQ: TXN) today reported second-quarter revenue of $3.27 billion, net income of $779 million and earnings per share of 76 cents.

Regarding the company’s performance and returns to shareholders, Rich Templeton, TI’s chairman, president and CEO, made the following comments:

•

“Revenue and earnings per share for the quarter were solidly in the upper half of our expected range. Compared with a year ago, demand for our products continued to be strong in the automotive market, and grew in the industrial and communications equipment markets. Despite sequential growth, demand in the personal electronics market was down from a year ago.

•	“In our core businesses, Embedded Processing revenue grew 9 percent and Analog revenue was about even with the same quarter a year ago. Operating margin increased in both businesses.
•	“Gross margin of 61.2 percent reflected the quality of our product portfolio, as well as the efficiency of our manufacturing strategy, including the benefit of 300-millimeter Analog production.
•

“Our cash flow from operations of $4.5 billion for the trailing 12 months again underscored the strength of our business model. Free cash flow for the trailing 12 months was up 7 percent from a year ago to $3.9 billion, and this represents 30.0 percent of revenue, up from 27.4 percent a year ago.

•	“We have returned $4.1 billion to shareholders in the past 12 months through stock repurchases and dividends.
•

“Our strategy to return to shareholders 100 percent of free cash flow plus proceeds from exercises of equity compensation minus net debt retirement reflects our confidence in the long-term sustainability of our business model.

•

“Our balance sheet remains strong with $2.5 billion of cash and short-term investments at the end of the quarter, about 80 percent of which was owned by the company’s U.S. entities. Inventory ended the quarter at 133 days.

•

“TI’s third-quarter outlook is for revenue in the range of $3.34 billion to $3.62 billion, and earnings per share between 81 and 91 cents. For 2016, TI’s annual effective tax rate is expected to be about 30 percent, unchanged from previous guidance.”

Free cash flow is a non-GAAP financial measure. Free cash flow is cash flow from operations less capital expenditures.

Earnings summary

Amounts are in millions of dollars, except per-share amounts.

	2Q16	2Q15	Change
Revenue	$3,273	$3,232	1%
Operating profit	$1,117	$1,010	11%
Net income	$779	$696	12%
Earnings per share	$0.76	$0.65	17%

Cash generation

Amounts are in millions of dollars.

		Trailing 12 Months
	2Q16	2Q16	2Q15	Change
Cash flow from operations	$1,069	$4,455	$4,084	9%
Capital expenditures	$158	$585	$476	23%
Free cash flow	$911	$3,870	$3,608	7%
Free cash flow % of revenue		30.0%	27.4%

Capital expenditures for the past 12 months were 4.5 percent of revenue, consistent with TI’s long-term expectations.

Cash return

Amounts are in millions of dollars.

		Trailing 12 Months
	2Q16	2Q16	2Q15	Change
Dividends paid	$382	$1,499	$1,385	8%
Stock repurchases	$527	$2,574	$2,692	-4%
Total cash returned	$909	$4,073	$4,077	0%

The company’s targeted cash return is 100 percent of free cash flow plus proceeds from exercises of equity compensation minus net debt retirement.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Income

(Millions of dollars, except share and per-share amounts)

	For Three Months Ended
	June 30,
	2016	2015
Revenue	$3,273	$3,232
Cost of revenue (COR)	1,270	1,351
Gross profit	2,003	1,881
Research and development (R&D)	345	320
Selling, general and administrative (SG&A)	460	470
Acquisition charges	79	82
Restructuring charges/other	2	(1)
Operating profit	1,117	1,010
Other income (expense), net (OI&E)	6	3
Interest and debt expense	21	24
Income before income taxes	1,102	989
Provision for income taxes	323	293
Net income	$779	$696
Diluted earnings per common share	$.76	$.65
Average diluted shares outstanding (millions)	1,016	1,051
Cash dividends declared per common share	$.38	$.34

As a result of accounting rule ASC 260, which requires a portion of Net income to be allocated to unvested restricted stock units (RSUs) on which we pay dividend equivalents, diluted EPS is calculated using the following:

Net income	$779	$696
Income allocated to RSUs	(10)	(10)
Income allocated to common stock for diluted EPS	$769	$686

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Balance Sheets

(Millions of dollars, except share amounts)

	June 30,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$1,235	$1,184
Short-term investments	1,304	2,122
Accounts receivable, net of allowances of ($20) and ($17)	1,348	1,434
Raw materials	104	112
Work in process	946	940
Finished goods	826	833
Inventories	1,876	1,885
Prepaid expenses and other current assets	926	1,089
Total current assets	6,689	7,714
Property, plant and equipment at cost	5,152	6,097
Accumulated depreciation	(2,595)	(3,412)
Property, plant and equipment, net	2,557	2,685
Long-term investments	224	228
Goodwill, net	4,362	4,362
Acquisition-related intangibles, net	1,424	1,742
Deferred income taxes	231	200
Capitalized software licenses, net	52	63
Overfunded retirement plans	85	127
Other assets	69	83
Total assets	$15,693	$17,204
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$637	$1,750
Accounts payable	416	417
Accrued compensation	493	481
Income taxes payable	58	117
Accrued expenses and other liabilities	387	425
Total current liabilities	1,991	3,190
Long-term debt	2,975	3,123
Underfunded retirement plans	193	254
Deferred income taxes	40	42
Deferred credits and other liabilities	532	390
Total liabilities	5,731	6,999
Stockholders’ equity:
Preferred stock, $25 par value. Authorized – 10,000,000 shares Participating cumulative preferred – None issued	—	—
Common stock, $1 par value. Authorized – 2,400,000,000 shares Shares issued – 1,740,815,939	1,741	1,741
Paid-in capital	1,681	1,504
Retained earnings	31,850	30,286
Treasury common stock at cost Shares: June 30, 2016 – 737,467,669; June 30, 2015 – 706,714,155	(24,774)	(22,812)
Accumulated other comprehensive income (loss), net of taxes (AOCI)	(536)	(514)
Total stockholders’ equity	9,962	10,205
Total liabilities and stockholders’ equity	$15,693	$17,204

Certain amounts in the prior period’s balance sheet have been reclassified to conform to the current presentation.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Millions of dollars)

	For Three Months Ended
	June 30,
	2016	2015
Cash flows from operating activities
Net income	$779	$696
Adjustments to Net income:
Depreciation	155	198
Amortization of acquisition-related intangibles	79	80
Amortization of capitalized software	8	13
Stock-based compensation	76	84
Gains on sales of assets	—	(2)
Deferred income taxes	(59)	(57)
Increase (decrease) from changes in:
Accounts receivable	(76)	(40)
Inventories	(71)	(41)
Prepaid expenses and other current assets	(8)	(5)
Accounts payable and accrued expenses	39	(34)
Accrued compensation	147	125
Income taxes payable	(25)	(225)
Changes in funded status of retirement plans	14	22
Other	11	6
Cash flows from operating activities	1,069	820
Cash flows from investing activities
Capital expenditures	(158)	(125)
Proceeds from asset sales	—	9
Purchases of short-term investments	(993)	(919)
Proceeds from short-term investments	1,210	860
Other	6	1
Cash flows from investing activities	65	(174)
Cash flows from financing activities
Proceeds from issuance of long-term debt	499	498
Repayment of debt	(1,000)	(250)
Dividends paid	(382)	(354)
Stock repurchases	(527)	(654)
Proceeds from common stock transactions	194	51
Excess tax benefit from share-based payments	39	8
Other	(3)	(3)
Cash flows from financing activities	(1,180)	(704)
Net change in Cash and cash equivalents	(46)	(58)
Cash and cash equivalents at beginning of period	1,281	1,242
Cash and cash equivalents at end of period	$1,235	$1,184

2Q16 segment results

Amounts are in millions of dollars.

	2Q16	2Q15	Change
Analog:
Revenue	$2,044	$2,049	0%
Operating profit	$771	$728	6%
Embedded Processing:
Revenue	$755	$690	9%
Operating profit	$189	$135	40%
Other:
Revenue	$474	$493	-4%
Operating profit*	$157	$147	7%

* Includes Acquisition charges and Restructuring charges/other.

Compared with the year-ago quarter:

Analog: (includes High Volume Analog & Logic, Power Management, High Performance Analog and Silicon Valley Analog)

•	Revenue was about even as growth in High Performance Analog and Silicon Valley Analog was offset by declines in High Volume Analog & Logic and Power Management.
•	Operating profit increased primarily due to higher gross profit, which benefited from lower manufacturing costs.

Embedded Processing: (includes Microcontrollers, Processors and Connectivity)

•	Revenue increased in all three product lines, led by Processors.
•	Operating profit increased primarily due to higher revenue and associated gross profit.

Other: (includes DLP® products, calculators, custom ASIC products and royalties)

•	Revenue declined due to calculators, royalties and custom ASIC products, partially offset by an increase in DLP products.
•	Operating profit increased $10 million.

Non-GAAP financial information

This release includes references to free cash flow and ratios based on that measure. These are financial measures that were not prepared in accordance with GAAP. Free cash flow was calculated by subtracting Capital expenditures from the most directly comparable GAAP measure, Cash flows from operating activities (also referred to as cash flow from operations).

The company believes that free cash flow and the associated ratios provide insight into its liquidity, its cash-generating capability and the amount of cash potentially available to return to investors, as well as insight into its financial performance. These non-GAAP measures are supplemental to the comparable GAAP measures.

Reconciliation to the most directly comparable GAAP-based measures is provided in the table below.

Amounts are in millions of dollars.

	For 12 Months Ended
	June 30,
	2016	2015	Change
Cash flow from operations (GAAP)	$4,455	$4,084	9%
Capital expenditures	(585)	(476)
Free cash flow (non-GAAP)	$3,870	$3,608	7%
Revenue	$12,899	$13,152
Cash flow from operations as a percent of revenue (GAAP)	34.5%	31.1%
Free cash flow as a percent of revenue (non-GAAP)	30.0%	27.4%

# # #

Notice regarding forward-looking statements

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in TI’s end markets;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from forecasts and the financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•

TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•

Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation, communications and information technology networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather, geological events or health epidemics in the locations in which TI, its customers or its suppliers operate;
•	Breaches of TI’s information technology systems or those of its customers or suppliers;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•	Timely implementation of new manufacturing technologies and installation of manufacturing equipment, and the ability to obtain needed third-party foundry and assembly/test subcontract services;
•

TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties, expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;

•

Compliance with or changes in the complex laws, rules and regulations to which TI is or may become subject, or actions of enforcement authorities, that restrict TI’s ability to manufacture its products or operate its business, or subject us to fines, penalties, or other legal liability;

•

Product liability or warranty claims, claims based on epidemic or delivery failure, or other claims relating to TI products, manufacturing, services, design or communications, or recalls by TI customers for a product containing a TI part;

•

Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, adverse resolution of tax audits and the ability to realize deferred tax assets;

•	Financial difficulties of distributors or their promotion of competing product lines to TI’s detriment;
•	A loss suffered by a customer or distributor of TI with respect to TI-consigned inventory;
•

Instability in the global credit and financial markets that affects TI’s ability to fund its daily operations, invest in the business, make strategic acquisitions, or make principal and interest payments on its debt;

•	Increases in health care and pension benefit costs;
•	TI’s ability to recruit and retain skilled personnel;

•

TI’s ability to successfully integrate and realize opportunities for growth from acquisitions, and its ability to realize its expectations regarding the amount and timing of restructuring charges and associated cost savings; and

•	Impairments of TI’s non-financial assets.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of TI’s most recent Form 10-K. The forward-looking statements included in this release are made only as of the date of this release, and we undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

About Texas Instruments

Texas Instruments Incorporated (TI) is a global semiconductor design and manufacturing company that develops analog ICs and embedded processors. By employing the world’s brightest minds, TI creates innovations that shape the future of technology. TI is helping more than 100,000 customers transform the future, today. Learn more at www.ti.com.

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